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                                                                 Exhibit 3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              POLAROID CORPORATION



      It is hereby certified that:

      1. The name of the corporation (hereinafter called the "corporation") is Polaroid Corporation

      2. The restated certificate of incorporation of the corporation is hereby amended as follows:

            (a) By striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

            "FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 80,000,000 consisting of
(1) 20,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") , and (2) 60,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock").

(b) The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any share of any such series is issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution of resolutions, the following provisions of the shares thereof:

            (i) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

            (ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited;

            (iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable the preference or relation which such dividends shall bear to the dividends payable on any shares of


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                  stock of any other class or any other series of
                  this class;

            (iv) whether the shares of such series shall be subject to redemption at the election of the Corporation or the holders of such series and, if so, the times, prices and other conditions of such redemption;

            (v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

            (vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

            (vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions for conversion or exchange;

            (viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, or upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

            (ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

            (x) any other powers, preferences and relative, participating, optional and other special rights of such series, and any qualifications, limitations and restrictions thereof.

            The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative."


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            (b)   By striking out subdivision (8) of paragraph (c) of Article
NINTH thereof and substituting in lieu of said subdivision the following new subdivision:

            "(8) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation."

            (c) By adding to the restated certificate of incorporation the following new Articles THIRTEENTH and FOURTEENTH immediately following Article TWELFTH thereof and redesignating the present Article THIRTEENTH thereof as Article FIFTEENTH:

            "THIRTEENTH: Subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation or of any other securities of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

            "FOURTEENTH: Unless otherwise expressly provided by the board of Directors in the terms of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation, stockholders of the Corporation shall not be entitled to any preemptive right to subscribe to the issuance of, or purchase, any shares of capital stock of the Corporation of any class or series, including any Common Stock or Preferred Stock of the Corporation, or any security convertible into any shares of capital stock of the Corporation of any class or series."

            3. The amendments of the restated certificate of incorporation herein certified have been duly adopted in accordance with the provisions of
Section 228 and 242 of the General Corporation Law of the State of Delaware.

Signed and attested to as of May 14, 1985.


                                        /S/  I.M. BOOTH
                                        ---------------
                                           President



Attest:

   /S/ RICHARD F. DELIMA
--------------------------
         Secretary